Exhibit 15

November 14, 2013

Shareholders and Board of Directors of

Landmark Apartment Trust of America, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-173104) and in the related Prospectus of Landmark Apartment Trust of America, Inc. for the registration of 10,000,000 shares of its common stock of our reports dated May 15, 2013, August 14, 2013, and November 14, 2013 relating to the unaudited condensed consolidated interim financial statements of Landmark Apartment Trust of America, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013.

/s/ Ernst & Young LLP

Richmond, Virginia